GENERAL MOTORS

Exhibit 99.1
SECOND-QUARTER 2019 EARNINGS

GM Reports Income of $2.4 Billion and EBIT-adjusted of $3.0 Billion

- Strong North America EBIT-adj. margin of 10.7%, driven by the successful rollout of full-size light-duty pickup trucks.
- GM's all-new heavy-duty pickups began shipping at the end of Q2 with growth potential throughout Q3 and Q4.
- Significant progress on transformational cost initiatives with $1.1 billion in savings achieved year-to-date.

Q2 2019 RESULTS OVERVIEW

	Net Revenue	Income	Auto Operating Cash Flow	EPS-Diluted
GAAP	$36.1 B	$2.4 B	$3.8 B	$1.66
vs. Q2 2018	(1.9)%	1.6%	$(0.2) B	Equal
	EBIT-adj. Margin	EBIT-adj.	Adj. Auto FCF	EPS-Diluted-adj.
Non-GAAP	8.4%	$3.0 B	$2.5 B	$1.64
vs. Q2 2018	(0.3) pts	(5.6)%	$(0.1) B	(9.4)%

EPS-diluted and EPS-diluted-adj. includes $(0.01) from Lyft and PSA revaluations.

> **"Our results demonstrate the earnings power of our full-size truck franchise, with more upside to come. We will continue operating our business with discipline, and the vision needed to deliver a stronger future for our employees, customers and shareholders."**
>
> ***– Mary Barra, Chairman and CEO***

PICKUP TRUCKS: LIGHT-DUTY LEADERSHIP

GM's cadenced full-size pickup truck launch remains on track, with sales of the all-new Chevrolet Silverado and GMC Sierra light-duty crew cabs up double digits year-over-year for the second straight quarter. Overall, GM's light-duty pickups gained nearly 3 percentage points of retail share from Q1 to Q2, and remained the retail market share leader in the segment (J.D. Power). Full production of all cab styles—including more affordable regular and double cabs—started in March, helping normalize availability of the entire lineup.

GM's all-new heavy-duty pickups launched in June, with early production focused on HD crew cab models, similar to the light-duty launch cadence. With the previously announced 40,000 unit additional capacity at Flint Assembly, the company is poised for significant growth in this profitable segment.



The all-new 2020 Chevrolet Silverado 2500 HD Z71.



2020 Chevrolet Corvette Stingray was revealed July 18.

ALL-NEW 2020 MID-ENGINE CORVETTE DEBUTS

In July, GM unveiled the 2020 Chevrolet Corvette Stingray, the company's first-ever production mid-engine Corvette, to a global audience of nearly 300,000 in 157 countries. The Stingray incorporates new technologies, such as GM's all-new digital vehicle platform, that the company will use for future vehicles.

In anticipation of strong customer demand, the company is increasing production of the new model, adding a second shift and more than 400 hourly jobs at its Bowling Green Assembly plant in Kentucky. Since 2011, GM has invested more than $900 million in this facility.

The Corvette will start under $60,000, making it the first affordable V-8 mid-engine supercar. Corvettes will begin arriving at dealerships late in the fourth quarter.

SEGMENT RESULTS (EBIT-ADJUSTED - $B)

North America		International		GM Cruise		GM Financial (EBT)	
Q2 19	Q2 18	Q2 19	Q2 18	Q2 19	Q2 18	Q2 19	Q2 18
3.0	2.7	(0.0)	0.1	(0.3)	(0.2)	0.5	0.5
GM's all-new light-duty trucks, crossovers and transformational cost savings drove a strong 10.7% EBIT-adj. margin.		Lower earnings due to a $400-million decline in China income from a record Q2 2018, partially offset by better performance outside of China.		Completed new funding round and announced plans to launch in San Francisco (see below). Since 2016, Cruise has increased its staff from 40 to 1,500.		Revenue of $3.6 billion in the second quarter was a record. Continued portfolio growth contributed to EBT results.	

> **"We had a solid second quarter, and expect the second half of the year to be stronger than the first half. Our confidence in our full-year outlook is based on our strong full-size truck rollout, other key launches and ongoing cost savings."**
>
> ***– Dhivya Suryadevara, CFO***

Q2 SALES HIGHLIGHTS

GM delivered 747,000 vehicles in the U.S., led by crossover sales which set a Q2 record with a 17-percent increase year-over-year. The Chevrolet Equinox and Traverse set Q2 records; every Buick crossover was up year-over-year; the GMC Acadia posted its best first half ever; and the all-new Cadillac XT4 continued to lead its segment. U.S. retail market share is estimated to be flat compared to a year ago, with trucks and crossovers offsetting lower passenger car sales.

GM China sold 754,000 vehicles in the second quarter, about 100,000 fewer than the previous year's quarter, due to an overall market decline, segment shifts and lower demand for outgoing models. For details on GM's global sales, click here.



The Cadillac XT5 remains Cadillac's best-selling vehicle globally.

CHINA INDUSTRY EXPECTED TO REMAIN WEAK

Due to China's economic slowdown, China industry unit sales are expected to remain weak through the second half of the year, with industry deliveries projected to be down for the full year.

GM China expects to benefit from about 20 new vehicle launches, the majority of which will go on sale later in the year. Nearly two thirds of the launches in the second half are SUVs. However, GM expects equity income in the second half of the year to be generally in line with the first half, due to ongoing headwinds.

CRUISE UPDATE

After a new equity raise in May of $1.15 billion which raised its valuation to $19 billion, in July Cruise announced actions to advance its plans toward launch in San Francisco. To deploy at large scale, Cruise will significantly increase its testing and validation miles over the balance of 2019; increase community engagement through advertising and live events; and continue work on the development of a purpose-built autonomous vehicle – the effort of hundreds of talented Cruise, GM and Honda engineers. This vehicle will completely re-imagine the customer experience from the ground up.

U.S. INVESTMENTS IN PLANTS AND PEOPLE

In June, GM announced investments at its Fort Wayne, Flint and Arlington plants to support production expansion for its full-size truck and SUV facilities, bringing investment totals to more than $4.2 billion to prepare for its next-generation truck launches. GM's new trucks are also driving investments at plants in Moraine, Ohio to expand diesel engine output and in Toledo, Ohio to expand 10-speed transmission production. These investments support more than 15,000 hourly jobs at these plants.

To date, 1,700 of 2,800 hourly employees impacted by transformation actions have been placed in new jobs. Positions are available for all impacted hourly workers at plants supporting growth segments.

SUPER CRUISE EXPANDS HIGHWAY NETWORK

In June, Cadillac announced the expansion of Super Cruise to an additional 70,000 miles of compatible highways in the U.S. and Canada. By year end, it will be available on more than 200,000 total miles of compatible highways. More than 3 million miles have been driven by customers using Super Cruise since its introduction.

MEDIA CONTACT INVESTOR CONTACT Tom Henderson Michael Heifler GM Finance Communications GM Investor Relations Media Investors 313-410-2704 313-418-0220 tom.e.henderson@gm.com michael.heifler@gm.com General Motors (NYSE:GM) is committed to delivering safer, better and more sustainable ways for people to get around. General Motors, its subsidiaries and its joint venture entities sell vehicles under the Cadillac, Chevrolet, Baojun, Buick, GMC, Holden, Jiefang and Wuling brands. More information on the company and its subsidiaries, including OnStar, a global leader in vehicle safety and security services, Maven, its personal mobility brand, and Cruise, its autonomous vehicle business, can be found at gm.com. Cautionary Note on Forward-Looking Statements: This press release may include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. We caution readers not to place undue reliance on forward-looking statements. Statements including words such as “anticipate,” “appears,” “approximately,” “believe,” “continue,” “could,” “designed,” “efect,” “estimate,” “evaluate,” “expect,” “forecast,” “goal,” “initiative,” “intend,” “may,” “objective,” “outlook,” “plan,” “potential,” “priorities,” “project,” “pursue,” “seek,” “should,” “target,” “when,” “will,” “would,” or the negative of any of those words or similar expressions to identify forward-looking statements represent our current judgment about possible future events. In making these statements we rely upon assumptions and analysis based on our experience and perception of historical trends, current conditions and expected future developments, as well as other factors we consider appropriate under the circumstances. These statements are not guarantees of future performance; they involve risks and uncertainties and actual events or results may difer materially from these statements. Factors that might cause such diferences include, but are not limited to, a variety of economic, competitive and regulatory factors, many of which are beyond our control and are described in our Annual Report on Form 10-K for the year ended December 31, 2018, as well as additional factors we may describe from time to time in other flings with the U.S. Securities and Exchange Commission. We undertake no obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, future events or other factors that afect the subject of these statements, except where we are expressly required to do so by law. Basis of Presentation: The fnancial and operational information included in this press release relate to our continuing operations and not our discontinued operations, which consist of the Opel and Vauxhall businesses and certain other assets in Europe and the European fnancing subsidiaries and branches that were sold in 2017.